Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-225189

PROSPECTUS SUPPLEMENT

To Prospectus dated July 17, 2018

$8,340,000 Senior Secured Redeemable Convertible Debenture

Common Stock Purchase Warrant to Purchase up to 22,500,000 Shares of Common Stock

Shares of Common Stock Issuable Upon Conversion of the Senior Secured Redeemable Convertible Debenture

Shares of Common Stock Issuable Upon Exercise of the Warrant

We are offering an $8,340,000 face value Senior Secured Redeemable Convertible Debenture (the “Debenture”), a Common Stock Purchase Warrant (the “Warrant”) to acquire up to 22,500,000 shares (the “Warrant Shares”) of our common stock (our “Common Stock”), the shares of our Common Stock underlying the Debenture and the Warrant Shares. The aggregate purchase price for the Debenture and the Warrant is $7,500,000. The Debenture has a maturity date two years from the issuance date and we have agreed to pay compounded interest on the unpaid principal balance of the Debenture at the rate equal to the Wall Street Journal Prime Rate plus 2% per annum. Interest is payable on the date the applicable principal is converted or on maturity. The interest must be paid in cash and, in certain circumstances, may be paid in shares of our Common Stock. The Warrant is exercisable for a term of three years on a cash-only basis at an exercise price of $1.00 per share with respect to 5,000,000 Warrant Shares, $0.75 with respect to 7,500,000 Warrant Shares and $0.50 with respect to 10,000,000 Warrant Shares.

Prior to the maturity date, provided that no trigger event has occurred, we will have the right at any time upon 30 trading days’ prior written notice, in our sole and absolute discretion, to redeem all or any portion of the Debenture then outstanding by paying the holder an amount equal to 150% of the face value of the Debenture.

The holder may convert the Debenture into shares of our Common Stock at a conversion price equal to 95% of the mathematical average of the 5 lowest individual daily volume weighted average prices of our Common Stock, less $.05 per share, during the period beginning on the issuance date and ending on the maturity date. In the event certain equity conditions exist, we may require that the holder convert the Debenture. In no event shall the holder of the Debenture be allowed to effect a conversion if such conversion, along with all other shares of our Common Stock beneficially owned by the holder and its affiliates would exceed 4.99% of the outstanding shares of our Common Stock.

We do not intend to apply to list the Debenture or Warrant on any national securities exchange or any automated dealer quotation system. Our Common Stock is listed on the OTCQB marketplace under the symbol “GOPH.” On November 30, 2018, the last reported sale price of our Common Stock was $0.38 per share.

We intend to use the net proceeds received from the sale of the Debenture for general corporate purposes and the repayment of certain outstanding debt. We will not receive any additional proceeds if and when the Debenture is converted, in whole or in part, into shares of our Common Stock.

Our business and an investment in our Common Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-3 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date on this prospectus supplement is December 4, 2018

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-225189) that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our Common Stock and preferred stock, various series of debt securities, rights and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $150,000,000. We have not yet sold any securities under the foregoing shelf registration.

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of the Debenture, the shares of our Common Stock underlying the Debenture and the Warrant Shares and also adds to and updates information contained in the documents incorporated by reference into this prospectus supplement. The second part, the accompanying prospectus, gives more general information about securities that Gopher may offer from time to time. Generally, references to the prospectus or the prospectus supplement mean this prospectus supplement and the accompanying prospectus combined. Before buying any of the securities that we are offering, we urge you to carefully read this prospectus supplement, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus supplement provides specific details regarding the issuance of shares of our Common Stock pursuant to the conversion of the Debenture and the exercise of the Warrant. Any securities sold pursuant to this prospectus supplement will reduce the amount of securities that may be offered and sold in accordance with the prospectus.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference in this prospectus supplement, and in any free writing prospectus that we have authorized for use in connection with this offering, are accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Unless the context indicates otherwise, as used in this prospectus supplement, the terms “Gopher,” the “Company,” “we,” “us” and “our” refer to Gopher Protocol Inc. and, where appropriate, our subsidiaries.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, which is appended to this prospectus supplement, including the information incorporated by reference in this prospectus supplement, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement beginning on page S-3 and in the documents incorporated by reference into this prospectus.

Company Overview

Gopher is a development-stage company which considers itself a Native IoT creator, developing Internet of Things (IoT) and Artificial Intelligence enabled mobile technology. Gopher has a portfolio of Intellectual Property that when commercialized will include smart microchips, mobile application software and supporting cloud software. The system contemplates the creation of a global network. The core of the system will be its advanced microchip technology that can be installed in any mobile device worldwide. Gopher envisions this system as an internal, private network between all enabled mobile devices providing shared processing, advanced mobile database management/sharing and enhanced mobile features. In addition, Gopher operates a stand-alone network of 25,000+/- locations throughout the United States that provide cellular top off for all carriers, prepaid and other financial services products and private branded accessories to consumers.

We are a Nevada corporation. Our executive offices are located at 2500 Broadway, Suite F-125, Santa Monica, California 90404, and our telephone number is 424-238-4589. We do not incorporate the information on, or accessible through, our website into this prospectus supplement, and you should not consider any information on, or accessible through, our website as part of this prospectus supplement.

THE OFFERING

The summary below describes the principal terms of the Debenture and the Warrant, which may result in the issuance of Common Stock hereunder. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of Debenture and Warrant” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the Debenture.

Purchase Price

The aggregate purchase price for the Debenture and the Warrant is $7,500,000, payable in four tranches: $4,500,000 on the closing, and additional payments of $1,000,000 each on the first, second, and third monthly anniversaries of the closing.

Debenture

$8,340,000 face value Senior Secured Redeemable Convertible Debenture due two years from the date of issuance.

This prospectus supplement also relates to the offering of the shares of our Common Stock issuable upon conversion or repayment of the Debenture.

Maturity of Debenture	Two years from the date of issuance.
Interest	The Debenture accrues compounded interest on the unpaid principal balance of the Debenture at the rate equal to the Wall Street Journal Prime Rate plus 2% per annum.
Conversion Rights/Conversion Price

The holder may convert the Debenture into shares of our Common Stock at a conversion price equal to 95% of the mathematical average of the 5 lowest individual daily volume weighted average prices of the Common Stock, less $.05 per share, during the period beginning on the issuance date and ending on the maturity date. In the event certain equity conditions exist, we may require that the holder convert the Debenture. In no event shall the holder of the Debenture be allowed to effect a conversion if such conversion, along with all other shares of our Common Stock beneficially owned by the holder and its affiliates would exceed 4.99% of the outstanding shares of our Common Stock.

Prepayment

Prior to the maturity date, provided that no trigger event has occurred, we will have the right at any time upon 30 trading days’ prior written notice, in our sole and absolute discretion, to redeem all or any portion of the Debenture then outstanding by paying the holder an amount equal to 150% of the face value of the Debenture.

Use of Proceeds

We will receive gross proceeds of $7,500,000 from the sale of the Debenture in this offering. We plan to use the net proceeds received in such sale for general corporate purposes and the repayment of certain outstanding debt. We will not receive any additional proceeds from the conversion of the Debenture, whether in whole or in part. For more information, see the section titled “Use of Proceeds.”

Risk Factors

You should read the “Risk Factors” section of this prospectus supplement beginning on page S-3 for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Events of Default

If an event of default on the Debenture occurs, the face value of the Debenture, plus any accrued and unpaid interest and late payments, may become immediately due and payable. See “Description of Debenture” for additional information.

Governing Law	The Debenture will be governed by, and construed in accordance with, the laws of the US Virgin Islands, without regard to the principles of conflict of laws thereof.
Warrant

The Warrant is exercisable for a term of three years on a cash-only basis at an exercise price of $1.00 per share with respect to 5,000,000 Warrant Shares, $0.75 with respect to 7,500,000 Warrant Shares and $0.50 with respect to 10,000,000 Warrant Shares.

No Listing	We do not intend to apply for listing for the Debenture or Warrant on any national securities exchange or any automated dealer quotation system.
OTC Markets Group, Inc.’s OTCQB marketplace	Our shares of Common Stock are quoted on the OTC Markets Group, Inc.’s OTCQB marketplace under the symbol “GOPH.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Additional Risks Related to Our Common Stock

Because we are quoted on the OTCQB marketplace instead of a national securities exchange, our investors may experience significant volatility in the market price of our stock and have difficulty selling their shares.

Our Common Stock is currently quoted on the OTC Market Group’s OTCQB marketplace under the ticker symbol “GOPH.” The OTCQB is a regulated quotation service that displays real-time quotes and last sale prices in over-the-counter securities. Trading in shares quoted on the OTCQB is often thin and characterized by volatility. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume and market conditions. As a result, there may be wide fluctuations in the market price of the shares of our Common Stock for reasons unrelated to operating performance, and this volatility, when it occurs, may have a negative effect on the market price for our securities. Moreover, the OTCQB is not a stock exchange, and trading of securities on this platform is more sporadic than the trading of securities listed on a national quotation system or stock exchange. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our Common Stock improves.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our Common Stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our Common Stock has been low and may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock. In addition, the stock markets in general can experience considerable price and volume fluctuations.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to develop and deliver our products and cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our Common Stock as a dividend. Therefore, you should not expect to receive cash dividends on our Common Stock.

Shares eligible for future sale may adversely affect the market for our Common Stock.

Of the 170,681,243 shares of our Common Stock outstanding as of the date of this prospectus supplement, approximately 66,521,243 shares are held by “non-affiliates” and are freely tradable without restriction pursuant to Rule 144. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is lower than the price per share paid by investors in this offering, which would result in those newly issued shares being dilutive. In addition, investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could impair the value of your shares. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into shares of our Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our charter documents and Nevada law may inhibit a takeover that stockholders consider favorable.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Nevada law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our certificate of incorporation and bylaws:

limit who may call stockholder meetings;

do not provide for cumulative voting rights; and

provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

There are limitations on director/officer liability.

As permitted by Nevada law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

Penny stock regulations may impose certain restrictions on marketability of our securities.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. A security listed on a national securities exchange is exempt from the definition of a penny stock. Our Common Stock is not currently listed on a national security exchange. Our Common Stock is therefore subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by such rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.

Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules restrict the ability of broker-dealers to sell our securities and affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our Common Stock.

Stockholders should also be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer ;

●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases ;

●	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons ;

●	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers ; and

●	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (referred to as FINRA) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Additional Risks Related to this Offering

Our management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the sale of Common Stock in this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

There is currently no established trading market for the Debenture and Warrant and we do not expect that one will develop.

There currently is no established trading market for the Debenture or the Warrant. In addition, we do not intend to apply for listing of the Debenture or Warrant on any national securities exchange or to arrange for their quotation on any automated dealer quotation system, and we do not intend to make a market in the Debenture or Warrant and do not expect that one will develop. As a result, we cannot assure you that an active trading market will develop for the Debenture or the Warrant. If an active trading market does not develop or is not maintained, the liquidity of the Debenture or the Warrant may be adversely affected. In that case, you may not be able to sell your Debenture or Warrant at a particular time, or you may not be able to sell your Debenture or Warrant at a favorable price.

You will experience immediate and substantial dilution upon conversion of your Debenture.

Assuming a market price of $0.377 as of today of the Debenture exceeds the net tangible book value per share of our Common Stock outstanding prior to this offering. Assuming that an aggregate of 27,064,741 shares of our Common Stock are issued upon conversion of the Debenture at the Conversion Price of $0.308 per share, the holder of the Debenture will experience immediate dilution of $0.33 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2018, after giving effect to this offering and the conversion of the Debenture, and the conversion price as of today. The exercise of outstanding stock options and warrants, and the conversion of other outstanding preferred stock or convertible promissory note will result in further dilution of your investment. See the section entitled “Dilution” on page S-8 of this prospectus supplement for a more detailed illustration of the dilution you would incur if you convert your Debenture. In addition, you may experience further dilution upon the Company’s election to repay the Debenture in shares of Common Stock. See “Description of Debenture.”

The sale or availability for sale of shares issuable upon conversion or repayment of the Debenture may depress the price of our Common Stock and encourage short sales by third parties, which could further depress the price of our Common Stock.

To the extent that the purchaser of the Debenture sells shares issued upon conversion or repayment of the Debenture, the market price of our shares may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of shares upon conversion or repayment of the Debenture may cause stockholders to sell their shares, which could further contribute to any decline in the price of our Common Stock. Any downward pressure on the price of our Common Stock caused by the sale or potential sale of shares issuable upon conversion or repayment of the Debenture could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a stockholder or broker and sells the borrowed shares. The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. Such sales could place downward pressure on the price of our Common Stock by increasing the number of shares being sold, which could further contribute to any decline in the market price of our Common Stock.

Holders of the Debenture will not be entitled to any rights with respect to our Common Stock, but will be subject to all changes made with respect to our Common Stock.

Holders of the Debenture will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock), but holders of the Debenture will be subject to all changes affecting our Common Stock. For example, if an amendment is proposed to our Articles of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the relevant holder acquiring shares of our Common Stock as a result of conversion of such holder’s Debenture or the repayment of such Debenture in the form of Common Stock, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the documents incorporated by reference herein.

Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), these forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

●	our need for additional funding to support our operations and capital expenditures;

●	our working capital deficit;

●	our history of operating losses;

●	our limited revenue;

●	our uncertain prospects for profitability;

●	fluctuations in our operating results;

●	our inability to obtain the necessary computer hardware and electricity to sustain our Bitcoin mining operations;

●	our inability to grow our workforce and attract sophisticated talent necessary for our operations;

●	our inability to manage and maintain the growth of our business;

●	any losses we may incur as a result of litigation or government investigations;

●	regulations to which our business may become subject and which may increase our compliance costs;

●	our inability to protect our intellectual property rights;

●	possible security or cybersecurity breaches; and

●	any negative or unfavorable media coverage.

In some cases, you can identify forward-looking statements by the words “may,” “might,” “can,” “will,” “to be,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “likely,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

You should refer to the “Risk Factors” section contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors other than those noted above that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. We currently intend to use the net proceeds from the sale of the securities offered hereby for working capital and the repayment of certain outstanding debt. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities or deposit accounts with reputable banking institutions.

DILUTION

Our net tangible book value as of September 30, 2018 was approximately $2.2 million, or $0.01 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our Common Stock outstanding as of September 30, 2018. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of our Common Stock immediately after this offering.

After giving effect to the conversion of the Debenture in whole, assuming a market price of $0.377 per share of Common Stock and that 27,064,741 shares are issued upon conversion of the Debenture, and after deducting estimated offering expenses, our pro forma net tangible book value as of September 30, 2018 would have been $9.7 million or $0.05 per share. This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders and an immediate dilution in net tangible book value of $0.33 per share to purchasers in this offering, as illustrated in the following table:

Assumed conversion price per share	$0.38
Pro forma net tangible book value per share as of September 30, 2018	$0.01
Increase per share attributable to new investors	$0.04
Pro forma net tangible book value per share after this offering	$0.05
Dilution per share to new investors	$0.33

The above discussion and table are based on 158,038,132 shares of our Common Stock outstanding as of September 30, 2018, and excludes shares of common stock issuable upon conversion of:

● ● ● ● ●

Convertible Notes payable to Power Up Lending in the amount of $243,600.

Convertible Notes payable to Bellridge Capital in the amount of $1,743,600.

Series B Preferred Stock.

Series C Preferred Stock.

Warrants to acquire 28,410,416 shares of common stock.

To the extent that outstanding stock options or warrants outstanding have been or may be exercised or other shares issued, investors purchasing our Common Stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 500,000,000 shares of Common Stock, $0.00001 par value per share, and 22,110,000 shares of preferred stock. As of November 30, 2018, there were 170,681,243 shares of our Common Stock, and 45,700 shares of preferred stock, outstanding. The Series B Preferred Stock has a stated value of $100 per share and is convertible into the Company’s common stock at a conversion price of $0.30 per share representing 3,000 posts split (15,000,000 pre-split) common shares. Furthermore, the Series B Preferred Stock votes on an as converted basis and carries standard anti-dilution rights. These rights were subsequently removed, except in cases of stock dividends or splits. Each share of Series C Preferred Stock is convertible, at the option of the holder, into such number of shares of common stock of the Company as determined by dividing the Stated Value (as defined below) by the Conversion Price (as defined below). The Conversion Price for each share is equal to a 50% discount to the average of the lowest three lowest closing bid prices of the Company’s common stock during the 10-day trading period prior to the conversion with a minimum conversion price of $0.002. The stated value is $11.00 per share (the “Stated Value”). The Series C Preferred Stock has no liquidation preference, does not pay dividends and the holder of Series C Preferred Stock shall be entitled to one vote for each share of common stock that the Series C Preferred Stock shall be convertible into. The holders has contractually agreed to restrict its ability to convert the Series C Preferred Stock and receive shares of the Company’s common stock such that the number of shares of the Company’s common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of the Company’s common stock. As of the date hereof, there are 45,000 shares of Series B Preferred outstanding and 700 shares of Series C Preferred outstanding.

Additional information related to our capital stock is contained in the accompanying prospectus which is appended to this prospectus supplement.

You should also refer to our restated certificate of incorporation, as amended, and our amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus supplement is part.

DESCRIPTION OF THE DEBENTURE AND THE WARRANT

We are offering the $8,340,000 face value Senior Secured Redeemable Convertible Debenture (the “Debenture”), a Common Stock Purchase Warrant (the “Warrant”) to acquire up to 22,500,000 shares of Common Stock and the shares of our Common Stock underlying the Debenture and the Warrant Shares. The Debenture has a maturity date two years from the issuance date and we have agreed to pay compounded interest on the unpaid principal balance of the Debenture at the rate equal to the Wall Street Journal Prime Rate plus 2% per annum. Interest is payable on the date the applicable principal is converted or on maturity. The interest must be paid in cash and, in certain circumstances, may be paid in shares of our Common Stock. The Warrant is exercisable for a term of three years on a cash-only basis at an exercise price of $1.00 per share with respect to 5,000,000 Warrant Shares, $0.75 with respect to 7,500,000 Warrant Shares and $0.50 with respect to 10,000,000 Warrant Shares.

The purchase price for the Debenture and the Warrant is $7,500,000, of which $4,500,000 is to be paid at the closing and three additional tranches of $1,000,000 each are to be paid on the first, second, and third monthly anniversaries of the closing. As of the closing, the face value of the Debenture is to be $5,004,000.00; as of the first month’s anniversary of the closing, the face value of the Debenture is to increase to $6,116,000.00; as of the second month’s anniversary of the closing, the face value of the Debenture is to increase to $7,228,000.00; and as of the third month’s anniversary of the closing, the face value of the Debenture is to increase to $8,340,000.00. As of the initial closing, the number of warrant shares is to be 13,500,000; as of the first month’s anniversary of the closing, the number of warrant shares is to increase to 16,500,000; as of the second month’s anniversary of the Issuance Date, the number of Warrant Shares is to increase to 19,500,000; and as of the third month’s anniversary of the closing, the number of Warrant Shares is to increase to 22,500,000.

Prior to the maturity date of the Debenture, provided that no trigger event has occurred, we will have the right at any time upon 30 trading days’ prior written notice, in our sole and absolute discretion, to redeem all or any portion of the Debenture then outstanding by paying the holder an amount equal to 150% of the face value of the Debenture.

The holder may convert the Debenture into shares of our Common Stock at a conversion price equal to 95% of the mathematical average of the 5 lowest individual daily volume weighted average prices of our Common Stock, less $.05 per share, during the period beginning on the issuance date and ending on the maturity date. In the event certain equity conditions exist, we may require that the holder convert the Debenture. In no event shall the holder of the Debenture be allowed to effect a conversion if such conversion, along with all other shares of our Common Stock beneficially owned by the holder and its affiliates would exceed 4.99% of the outstanding shares of our Common Stock.

We do not intend to apply to list the Debenture or Warrant on any national securities exchange or any automated dealer quotation system. Our Common Stock is listed on the OTCQB marketplace under the symbol “GOPH.” On November 30, 2018, the last reported sale price of our Common Stock was $0.38 per share.

We intend to use the net proceeds received from the sale of the Debenture for general corporate purposes and the repayment of certain outstanding debt. We will not receive any additional proceeds if and when the Debenture converted, in whole or in part, into shares of our Common Stock.

LEGAL MATTERS

Baker & Hostetler LLP, Costa Mesa, California, will provide opinions regarding the validity of any securities offered by this prospectus supplement.

EXPERTS

BF Borgers CPA PC, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern), which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on BF Borgers CPA PC’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered by this prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The address of the SEC website is www.sec.gov.

We maintain a website at www.gopherprotocol.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus supplement is 001-32698. The documents incorporated by reference into this prospectus supplement contain important information that you should read about us.

The following documents are incorporated by reference into this document:

●	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 12, 2018;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 14, 2018, August 13, 2018, and November 14, 2018, respectively;

●	our Current Reports on Form 8-K filed with the SEC on April 13, 2018, April 18, 2018, April 26, 2018, May 8, 2018, May 22, 2018, May 30, 2018, May 30, 2018, May 31, 2018, June 13, 2018, June 22, 2018, July 16, 2018, July 24, 2018, July 31, 2018, August 16, 2018, September 5, 2018, September 6, 2018, September 18, 2018, October 1, 2018, October 16, 2018, November 13, 2018 and November 21, 2018, to the extent the information in such reports is filed and not furnished; and

●	the description of our Common Stock contained in the Form S-2 Registration Statement initially filed on May 24, 2018 (File No. 333-225189).

We also incorporate by reference into this prospectus supplement all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus supplement forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus supplement but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule 14A.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone at the following address and telephone number, as applicable:

Gopher Protocol Inc.

2500 Broadway, Suite F-125

Santa Monica, California 90404

424-238-4589

You also may access these filings on our Internet site at www.gopherprotocol.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

Any statement contained in this prospectus supplement or contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or any subsequently filed supplement to this prospectus supplement, or document deemed to be incorporated by reference into this prospectus supplement, modifies or supersedes such statement.

PROSPECTUS

$150,000,000

Common Stock

Preferred Stock
Warrants
Debt Securities

Units

We may offer and sell, from time to time in one or more offerings, up to $150,000,000 in the aggregate of common stock, preferred stock, warrants to purchase our common stock, debt securities or units, at prices and on terms that we will determine at the time of the offering. Preferred stock, warrants and debt securities may also be convertible into preferred stock or common stock.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, to the extent required by applicable law, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus.

You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities.

We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination.

The securities may be offered and sold on a delayed or continuous basis directly by us or through underwriters, agents or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. The supplements to this prospectus will designate the terms of our plan of distribution. See the discussion under the heading “Plan of Distribution” for more information on the topic.

Our common stock is listed on OTC Markets under the symbol “GOPH.”

Investing in our securities involves risks. You should carefully review the section captioned “ Risk Factors “ beginning on page 1 of this prospectus regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to or update other information contained in this prospectus.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement we may authorize to be delivered to you. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, as described in the “Where You Can Find More Information” section. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, reserves and prospects may have changed since that date.

We encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus before making a decision whether to invest in our securities.

ABOUT GOPHER PROTOCOL INC.

Gopher is a development-stage company which consider itself Native IoT creator, developing Internet of Things (IoT) and Artificial Intelligence enabled mobile technology. Gopher has a portfolio of Intellectual Property that when commercialized will include smart microchips, mobile application software and supporting cloud software. The system contemplates the creation of a global network. The core of the system will be its advanced microchip technology that can be installed in any mobile device worldwide. Gopher envisions this system as an internal, private network between all enabled mobile devices providing shared processing, advanced mobile database management/sharing and enhanced mobile features. In addition, Gopher operates a stand-alone network of 25,000+/- locations throughout the United States that provide cellular top off for all carries, prepaid and other financial services products and private branded accessories to consumers.

We are a Nevada corporation. Our executive offices are located at 2500 Broadway, Suite F-125, Santa Monica, California 90404, and our telephone number is 424-238-4589.

Unless otherwise stated or the context requires otherwise, references to “we,” “us,” the “Company,” “Gopher” and “Gopher Protocol” refer to Gopher Protocol Inc. and unless otherwise differentiated, its wholly-owned subsidiaries.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all other information contained in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock or other securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	management and employee operations and execution risks;

● ●	a failure to develop sales and the loss of any key customer that we may develop; a failure to develop our products and integrate them into our existing operations;
●	loss of key personnel;

●	competition in the markets we serve;

●	intellectual property risks;

●	our ability to fund our working capital requirements;

●	risks associated with the uncertainty of future financial results;

●	risks associated with this offering; and

●	risks associated with raising additional capital when needed and at reasonable terms.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

OUR COMPANY

Oveview

Gopher is a development-stage company which consider itself Native IoT creator, developing Internet of Things (IoT) and Artificial Intelligence enabled mobile technology. Gopher has a portfolio of intellectual property that when commercialized will include smart microchips or GopherInsight ™ , mobile application software and supporting cloud software. GopherInsight ™ is a patented, licensed, real-time heuristic- (self-learning/artificial intelligence) based mobile technology. GopherInsight ™ chip technology, if successfully fully developed, will be able to be installed in mobile devices (smartphones, tablets, laptops, etc.) as well as stand-alone products. It is intended that GopherInsight ™ software applications will work in conjunction with GopherInsight ™ microchips across mobile operating systems, providing computing power, advanced database management/sharing functionalities and more. The system, which incorporates the GopherInsight ™ and the related software, contemplates the creation of a global network. Gopher envisions this system as an internal, private network between all enabled mobile devices providing shared processing, advanced mobile database management/sharing and enhanced mobile features. In addition, Gopher operates a stand-alone network of 25,000+/- locations throughout the United States that provide cellular top off for all carries, prepaid and other financial services products and private branded accessories to consumers. Finally, the Company and Guardian Patch, LLC, a related party, are currently developing out the following products:

Guardian Patch & Guardian Pet Tracker - The Company has applied the mobile technology into an electronic circuit including a proprietary microchip that is within a sticky patch package (the “Patch”). The Patch can be affixed to any object, mobile or static, which will enable the object to which it is affixed to be tracked remotely. It is our goal to have the electronic circuit communicate with other similar working patches via a separate, secured and private network. Upon affixing the Patch on an object, the circuit is turned on, after which the electronic circuit regularly transmits an identification signal in order to identify the device’s geographical location. The Patch works in conjunction with a software application to provide tracking function operations. The system includes its own power source. The Patch will also perform an emergency feature. In the event of an emergency situation, one would simply peel the Patch off. Upon removing the Patch, it operates in a constant transmission mode, sending emergency signals. The patch also alerts the user’s friends and family about the user’s location. No GPS or conventional network, such as GSM, is needed. The Company and its joint venture partner Guardian Patch, LLC are also currently developing the Guardian Pet Tracker, which is primarily designed for pets, but may also be used for tracking children, adults, including the disabled, inventory, artwork or virtually any object located within an area covered by the device. The Guardian Pet Tracker (also known as the “Sphere”) system is a derivative technology of the Company’s Guardian Patch technology. The Sphere is designed to provide its users with local tracking capability using a rechargeable/replaceable battery source. The Sphere is an innovative tracking device that can easily be attached to a pet’s collar and then transmit real-time location information to the smartphone(s) or website account of the registered owner of the device. The Sphere has a rechargeable battery and operates on the exclusive Guardian private network which provides owners with the unique ability to obtain real-time tracking information without the need for GPS, Wi-Fi or cellular service. The Sphere includes state of the art radio technology, a GPS system and micro controller systems, with a potential “back-up” Bluetooth unit. The Sphere sends signals in specific intervals to report on its location. The Sphere’s system analyzes the information using its proprietary, advanced mathematical modeling software that precisely calculates the Sphere’s location. The Sphere’s mobile application then presents the exact location of the Sphere on the map. An additional unique system feature is the Sphere’s Emergency Alert system. Users of the Sphere have the ability to transmit emergency alerts directly from their mobile apps, which transmit their Sphere locations. All registered users located in such a Sphere’s proximity will be notified about the Emergency and may notify the user about the Sphere’s recovery (which we fondly refer to as a “private emergency alert”). The Sphere utilizes a bi-directional system which enables data transmission/receiving acknowledgment. It also includes error correction protocol to ensure data accuracy. The Sphere has its own rechargeable battery. The Sphere also comes with its own ID. This ID is registered on the mobile app to track the Sphere’s location. Multiple Spheres can be registered on the same app for multiple tracking. The Company began online pre-sales in early 2018 and we are now in production stage of the Sphere.

Epsilon Mobile RV - While developing the core technology of the Company, and relying on prior knowledge, the Company and its joint venture partner, Guardian Patch LLC and Alpha EDA, LLC, developed Gopher Epsilon Software, which is an internal, proprietary platform that has been developed as a designated tool for the mobile industry to accelerate signoff Reliability Verification (RV) with Accurate and Precise Interactive Error Detection and Correction. The software is targeted to assist microchip designers to produce power-aware, faster performance and longer lifespan integrated circuits. The software significantly prolongs a battery’s life, enabling mobile and static electronic devices longer operation time and better performance. The software is currently installed on a third party’s system for the purpose of evaluation of the software’s performance.

PUZPIX - While developing the core technology of the Company, and relying on prior knowledge, the Company and its joint venture partner, Guardian Patch LLC and Alpha EDA, LLC, developed PUZPIX (version I) as a social media game. PUZPIX is a social media game based on GOPHERINSIGHT™ technology licensed by the Company. The game uses a computerized framework to create a puzzle from images that users upload onto the system’s server. The user creates an account and has the option to store images in the designated “Friends” area and/or in the designated “All” (public) area. Only approved friends will be granted access to the images in the “Friends” area and all players have access to the “All” area. Upon a user’s request, the system turns an image into a puzzle of at least nine pieces, though more challenging puzzles can be made once the user achieves a higher level of skill. Upon the Company and its Partners launching their GopherInsight™ integrated circuit technology, of which there is no guarantee, the Company also hopes to develop a version III of PUZPIX to include domestic / international exchanges of puzzle pieces that could be shared worldwide. In addition to allowing its users to upload short videos to share with their PUZPIX “Friends”, which appear as thumbprint puzzles of the videos, the new and advanced Version 2.8 also allows its users to post links to YouTube videos, which also appear as thumbprint puzzles of the videos. Once a personal video puzzle or a YouTube video puzzle has been assembled, the user can then watch the video in its entirety, immediately after which the video automatically disappears and cannot be saved. The feature which allows users to upload videos from their libraries can only be utilized between PUZPIX “Friends”, while posting links to YouTube videos can be shared between “All” users. The Company and its Partners are examining the possibility of launching a crowdfunding campaign for the PUZPIX app.
Guardian Pack - While developing the core technology of the Company, and relying on prior knowledge, the Company and its joint venture partner, Guardian Patch LLC and Alpha EDA, LLC, developed this application. The current version is a mobile application to track groups and families via a GPS-enabled map. The objective of the app is to enable group tracking in real time. The user creates a group, by inviting members into the group. The app includes a FindMeNow feature, where users can find other members of their group on a map. The Company intends to provide the GuardianPack application for free to users, and will likely charge a subscription for advanced features, to be developed.

Recent Developments

On September 1, 2017, we entered into an Asset Purchase Agreement with a third party, RWJ Advanced Marketing, LLC, a Georgia corporation, to acquire terminals in approximately 15,000 locations by which, and at which, the Company plans to deploy its technology. The operations consist primarily of the sale of phones and phone card products, including PINS for cell minutes, SIM cards for cell minutes, as well as gift cards. We incorporated a wholly-owned subsidiary, UGopherServices Corp., to operate the acquired assets. The assets acquired in the purchase consist of (1) racks that contain 9-12 items per rack that are displayed in 15,000 retail locations, mainly convenience stores; and (2) payment terminals at those same points of sale.

On the racks are the following items:

●	New and refurbished cellular handsets and SIM cards;
●	Prepaid gift cards;
●	Prepaid long-distance cards; and,
●	Prepaid wireless cards, for both foreign and domestic calls.

When any of these items are brought to the counter, the customer’s method of payment is swiped into a payment terminal machine. The Company records the revenue from the purchase and the cost of goods sold at the point of sale, and the net is booked as gross profit by the Company. When a customer purchases a gift card, for example, a value is assigned to a digital PIN number which puts a certain value on their gift card, to be redeemed by the purchaser at their convenience.

There are various fees that get added to the cost of the gift card, including commissions and a transaction fee. The transaction fee is split between the store and the Company. The volume of transactions for each customer in a given month varies, with some points of sale more active in certain months than others.

On March 16, 2018, we entered into and closed an Asset Purchase Agreement dated March 1, 2018 (the “ECS Purchase Agreement”) with ECS Prepaid LLC (“ECS”), a Missouri limited liability company, pursuant to which the Company purchased certain assets from ECS, including, but not limited to, the processing prepaid platform, servers, POS terminals, customer list, a processing software program and goodwill, in consideration of $1,100,000 of which $100,000 was paid on the Closing Date and the balance is to be paid pursuant to a secured promissory note in the amount of $1,000,000 (the “ECS Note”). In addition, the Company issued 500,000 shares of common stock of the Company (the “ECS Shares”) and warrants to purchase 500,000 shares of common stock (the “ECS Warrants”). The ECS Warrants were assigned by ECS to Dennis Winfrey. The ECS Warrants are exercisable for a period of five years at a fixed exercise price of $1.85 per share and contain standard anti-dilution protection. Under the ESC Note, which is secured by the assets acquired by the Company from ECS, the Company is required to make ten equal payments of $100,000 commencing on April 15, 2018. The Company may prepay the ECS Note at any time without penalty. The ECS Note is a short-term debt obligation that is material to the Company.

On April 2, 2018, we entered into and closed an Asset Purchase Agreement (the “Electronic Purchase Agreement”) with Electronic Check Services Inc. (“Electronic Check”), a Missouri corporation, pursuant to which the Company purchased certain assets from Electronic Check, including, but not limited to, assets associated with software that validates written check authenticity, in consideration of $75,000 paid on the Closing Date. In addition, the Company issued 250,000 shares of common stock of the Company (the “Electronic Shares”) and warrants to purchase 250,000 shares of common stock (the “Electronic Warrants”). The Electronic Warrants were assigned by Electronic Check to Dennis Winfrey, the shareholder of Electronic Check. The Electronic Warrants are exercisable for a period of five years at a fixed exercise price of $2.70 per share and contain standard anti-dilution protection.

On April 2, 2018, we entered into and closed an Asset Purchase Agreement (the “Central Purchase Agreement”) with Central State Legal Services Inc. (“Central”), a Missouri corporation, pursuant to which the Company purchased certain assets from Central, including, but not limited to, assets associated with a system to recover funds from returned checks, in consideration of $25,000 paid on the Closing Date. Derron Winfrey, the COO of the Company, is a director and President of Electronic Check and Central. Derron Winfrey’s parents are the shareholders of Check and Central.

On May 17, 2018, Robert Yaspan, Judit Nagypal and Ambassador Ned L. Siegel were appointed to the Board of Directors of the Company to serve as directors of the Company. Mr. Yaspan will also serve as Chairman of the Board of Directors. Ms. Nagypal and Ambassador Siegel are considered independent directors and entered into agreements pursuant to which each will serve as a director. The director agreements provide that each will received a one-time grant of 100,000 shares of common stock and a stock option to acquire 100,000 shares of common stock exercisable for a period of five years at $2.50 per share. Mr. Yaspan, in consideration for serving as Chairman of the Board, entered into an agreement providing a one-time grant of 250,000 shares of common stock and a stock option to acquire 250,000 shares of common stock exercisable for a period of five years at $2.50 per share. Each director will receive 100,000 shares of common stock per year vesting in increments of 25,000 per quarter commencing January 1, 2019. The Company will also pay Mr. Yaspan, Ms. Nagypal and Ambassador Siegel $5,000 per quarter. On May 17, 2018, Mansour Khatib, Chief Marketing Officer and director of the Company, was engaged as Interim Chief Executive Officer to fill the vacancy resulting from Gregory Bauer’s resignation as Chief Executive Officer and director of the Company. In addition, Michael Murray, a director of the Company, was engaged as President of the Company. The Company and Mr. Bauer entered into a Consulting Agreement for a period of one year for compensation of $15,000 per month to provide services associated with prepaid financial services.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, acquisitions, refinancing of indebtedness and repurchases or redemptions of securities.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation provide that we are authorized to issue 500,000,000 shares of common stock, par value $0.00001 per share, and 22,110,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders, including the election of directors. Cumulative voting is not permitted in the election of directors.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board may determine.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, our common shareholders will receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any outstanding preferred stock.

Other

Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the board may designate and issue in the future. There are currently no preferred shares outstanding.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock, in one or more series with such designations, relative rights, preferences, voting rights, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the board may fix or determine. Any series of preferred stock may have rights and privileges superior to those of common stock. Below is a summary of the outstanding shares of Preferred Stock.

Series B Preferred Shares

On November 1, 2011, the Company and certain creditors entered into a Settlement Agreement (the “Settlement Agreement”) whereby without admitting any wrongdoing on either part, the parties settled all previous agreements and resolved any existing disputes. Under the terms of the Settlement Agreement, the Company agreed to issue the creditors 45,000 shares of Series B Preferred Stock of the Company on a pro-rata basis. Following the issuance and delivery of the shares of Series B Preferred Stock to the creditors, as well as surrendering the undelivered shares, the Settlement Agreement resulted in the settlement of all debts, liabilities and obligations between the parties.

The Series B Preferred Stock has a stated value of $100 per share and is convertible into the Company’s common stock at a conversion price of $0.30 per share representing 3,000 posts split (15,000,000 pre-split) common shares. Furthermore, the Series B Preferred Stock votes on an as converted basis and carries standard anti-dilution rights. These rights were subsequently removed, except in cases of stock dividends or splits.

As of December 31, 2017 and 2016, there were 45,000 Series B Preferred Shares outstanding.

Series C Preferred Shares

On April 29, 2011, GV Global Communications, Inc. (“GV”) provided funding to the Company in the aggregate principal amount of $111,000 (the “Loan”). On September 25, 2012, the Company and GV entered into a Conversion Agreement pursuant to which the Company agreed to convert the Loan into 10,000 shares of Series C Preferred Stock of the Company, which was approved by the Board of Directors.

Each share of Series C Preferred Stock is convertible, at the option of GV, into such number of shares of common stock of the Company as determined by dividing the Stated Value (as defined below) by the Conversion Price (as defined below). The Conversion Price for each share is equal to a 50% discount to the average of the lowest three lowest closing bid prices of the Company’s common stock during the 10-day trading period prior to the conversion with a minimum conversion price of $0.002. The stated value is $11.00 per share (the “Stated Value”). The Series C Preferred Stock has no liquidation preference, does not pay dividends and the holder of Series C Preferred Stock shall be entitled to one vote for each share of common stock that the Series C Preferred Stock shall be convertible into. GV has contractually agreed to restrict its ability to convert the Series C Preferred Stock and receive shares of the Company’s common stock such that the number of shares of the Company’s common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of the Company’s common stock.

During the fiscal year ended December 31, 2014, GV Global Communications, Inc. converted 7,770 of its Series C Preferred Stock into 12,010 post-split (64,551,667 common shares pre-split). During the third quarter of 2014, the Company received 4,204 post-split (21,021,900 pre-split) common shares to adjust the shares issued to reflect the amount that both they and the Company believed that they were owed. As of December 31, 2017 and 2016, there were 700 Series C Preferred Shares outstanding.

Series D Preferred Shares

Per the terms of the Exclusive License Agreement and in consideration of the licensing agreement signed between the Company and Hermes Roll LLC, the Company issued 100,000 shares of Series D Preferred Stock of the Company (the “Preferred Shares”). The preferred stock has a value of $ 1,000 based upon the cost of the license; due to the holder of license is the related party of the Company. The Preferred Shares have no liquidation rights. The Holder of the Preferred Shares will be entitled to vote on all matters submitted to shareholders of the Company on an as-converted basis. The Preferred Shares have a conversion price of $0.01 (the “Conversion Price”) and a stated value of $10.00 per share (the “Stated Value”). Each Preferred Share is convertible, at the option of the Holder, into such number of shares of common stock of the Company as determined by dividing the Stated Value by the Conversion Price.

As of December 31, 2017 and 2016, there were 66,000 Series D Preferred Shares outstanding.

Series G Preferred Shares

On December 29, 2017, Guardian Patch converted all of the principal and interest of its note into 2,000,000 shares of Series G Preferred Stock. The Series G Preferred Stock is entitled to vote on an as-converted basis, automatically converts to common stock upon any liquidation, dissolution or winding up and the Company may not declare a dividend until the Series G Preferred Stock has received a dividend. Each share of Series G Preferred Stock is convertible into one shares of common stock of the Company and contain standard anti-dilution rights. As long as at least 15% of the Series G Preferred Stock remain outstanding, without the consent of 67% of the Series G Preferred Stock, the Company may not incur indebtedness or liens, acquire its shares of common stock, enter into transactions with an affiliate or amend its Articles of Incorporation or Bylaws. Guardian LLC has agreed to restrict its ability to convert the Series G Preferred Stock and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.

As of December 31, 2017 there are 2,000,000 Series G Preferred Shares outstanding.

Anti-Takeover Provisions Under Nevada Law.

Combinations with Interested Stockholder. Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes (“NRS”) contain provisions governing combinations with an interested stockholder. For purposes of the NRS, “combinations” include: (i) any merger or consolidation with any interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any interested stockholder of corporate assets with an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s consolidated assets, 5% or more of the outstanding shares of the corporation or 10% or more of the earning power or net income of the corporation, (iii) the issuance to any interested stockholder of voting shares (except pursuant to a share dividend or similar proportionate distribution) with an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (iv) the dissolution of the corporation if proposed by or on behalf of any interested stockholder, (v) any reclassification of securities, recapitalization or corporate reorganization that will have the effect of increasing the proportionate share of the corporation’s outstanding voting shares held by any interested stockholder and (vi) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loan, advance, guarantee, pledge or other financial assistance. For purposes of the NRS, an “interested stockholder” is defined to include any beneficial owner of more than 10% of any class of the voting securities of a Nevada corporation and any person who is an affiliate or associate of the corporation and was at any time during the preceding three years the beneficial owner or more than 10% of any class of the voting securities of the Nevada corporation.

Subject to certain exceptions, the provisions of the NRS governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.

Control Share Acquisitions. The NRS also contains a “control share acquisitions statute.” If applicable to a Nevada corporation this statute restricts the voting rights of certain stockholders referred to as “acquiring persons,” that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.” For purposes of these provisions a “controlling interest” means with certain exceptions the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and “issuing corporation” means a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation. The NRS allows a corporation to “opt-out” of the control share acquisitions statute by providing in such corporation’s articles of incorporation or bylaws that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

Articles of Incorporation and Bylaws

No Cumulative Voting. Where cumulative voting is permitted in the election of directors, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of its votes for a single director nominee or distribute them among two or more director nominees. Thus, cumulative voting makes it easier for a minority shareholder to elect a director. Our articles of incorporation deny shareholders the right to vote cumulatively.

Authorized But Unissued Shares. Our articles of incorporation permit the board to authorize the issuance of preferred stock, and to designate the rights and preferences of our preferred stock, without obtaining shareholder approval. One of the effects of undesignated preferred stock may be to enable the board to render more difficult or to discourage a third party’s attempt to obtain control of Gopher Protocol by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of preferred stock also may discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock that we issue may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have special voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Transfer Agent or Registrar

Empire Stock Transfer, Inc. is the transfer agent and registrar of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

●	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase common stock or preferred stock and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	United States federal income tax consequences applicable to such warrants;

●	the amount of warrants outstanding as of the most recent practicable date; and

●	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any of the rights of holders of common stock or preferred stock, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between our company and the trustee that meets certain requirements identified in the applicable prospectus supplement.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

●	the title of the series;

●	the aggregate principal amount;

●	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

●	any limit on the aggregate principal amount;

●	the date or dates on which principal is payable;

●	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

●	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

●	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

●	the denominations in which such debt securities may be issuable, if other than denominations of $1,000, or any integral multiple of that number;

●	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

●	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
●	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us;

●	the currency of denomination;

●	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

●	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which the exchange rate with respect to such payments will be determined;

●	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

●	the provisions, if any, relating to any collateral provided for such debt securities;

●	any events of default;

●	the terms and conditions, if any, for conversion into or exchange for common shares;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

●	whether such debt securities are senior securities or subordinated securities and the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. While the features we have summarized below will generally apply to any units we may offer under this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplement. The specific terms of any units may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those units, as well as for other reasons. Because the terms of any units we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We urge you to read the applicable prospectus supplement related to the specific units being offered, as well as the complete instruments that contain the terms of the securities that comprise those units. Certain of those instruments, or forms of those instruments, have been or will be filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the Commission.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents or in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers. To the extent required by applicable law, a prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the purchase price of the securities;

●	the net proceeds to us from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	the initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any securities. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of such securities. We will include in any prospectus supplement the names of the dealers and the terms of the transactions.

We will bear costs relating to all of the securities being registered under this registration statement of which this prospectus forms a part.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act. If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or its affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Conduct Rule 5121.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Subscription Offerings

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters with respect to the shares of our securities offered by this prospectus will be passed upon for us by Fleming PLLC, New York, New York. Any underwriters, dealers or agents will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference from Gopher Protocol Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited BF Borgers CPA PC, an independent registered public accounting firm, and for the year ended December 31, 2016, have been audited Anton and Chia, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

●	our Annual Report on Form 10-K for the year ended December 31, 2017 as filed on April 12, 2018 (File No. 000-54530),

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 as filed on May 14, 2018 (File No. 000-54530),

●	current reports on Form 8-K filed on April 13, 2018, April 18, 2018, April 26, 2018, May 8, 2018 and May 22, 2018 (File No. 000-54530), and

●	any future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing the initial registration statement and prior to effectiveness of the registration statement, until the termination of the offerings under this prospectus; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

You may request copies of these filings, at no cost, by writing or calling us at:

Gopher Protocol Inc.

2500 Broadway, Suite F-125

Santa Monica, California 90404

Attn: Kevin F. Pickard, Chief Financial Officer

Telephone: 424-238-4589

Our SEC filings are also available on our website at www.gopherprotocol.com. The other information on our website is not, and you must not consider the information to be, a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC upon payment of fees prescribed by the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

8,340,000 Senior Secured Redeemable Convertible Debenture

Common Stock Purchase Warrant to Purchase up to 22,500,000 Shares of Common Stock

Shares of Common Stock Issuable Upon Conversion of the Senior Secured Redeemable Convertible Debenture

Shares of Common Stock Issuable Upon Exercise of the Warrant

PROSPECTUS SUPPLEMENT

November [*], 2018